Entergy Services, Inc.
639 Loyola Avenue (70113)
P.O. Box 61000
New Orleans, LA 70161
Tel: 504-576-5228
Fax: 504-576-4150
e-mail: motts@entergy.com

Mark G. Otts
 Senior Counsel
Legal Services Department

Exhibit F-1(a)

March 30, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

In connection with (a) the Application-Declaration on Form U-1, as amended (File No. 70-10086) (the "Application-Declaration"), filed by Entergy Louisiana, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), contemplating, among other things, the issuance and sale by the Company of one or more new series of First Mortgage Bonds of the Company, (b) the orders of the Commission dated December 29, 2003 and January 8, 2004 (collectively, the "Orders") with respect to the effectiveness of the Application-Declaration and the issuance and sale of such First Mortgage Bonds, and (c) the issuance and sale by the Company on March 24, 2004 of $100,000,000 in aggregate principal amount of its First Mortgage Bonds, 5.50% Series due April 1, 2019 (the "Bonds"), I am of the opinion that:

(1) the Company is a corporation duly organized and validly existing under the laws of the State of Louisiana;

(2) the issuance and sale of the Bonds have been consummated in accordance with the Application-Declaration and the Orders;

(3) all state laws that relate or are applicable to the issuance and sale of the Bonds (other than so-called "blue sky" or similar laws, with respect to which I express no opinion herein) have been complied with;

(4) the Bonds are valid and binding obligations of the Company enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, or other similar laws affecting enforcement of mortgagees' and other creditors' rights generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

(5) the consummation of the issuance and sale of the Bonds has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

This opinion is limited to the laws of the State of Louisiana and the United States of America.

I consent to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24 under PUHCA to be filed by the Company with the Commission in connection with the issuance and sale of the Bonds.

Very truly yours,

/s/ Mark G. Otts

Mark G. Otts
Senior Counsel -
Corporate and Securities